UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HELIOS AND MATHESON ANALYTICS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HELIOS AND MATHESON ANALYTICS INC.
Empire State Building 350 Fifth Avenue
New York, New York 10118

Supplement to the Proxy Statement

for the Special Meeting of Stockholders

to be held on February 5, 2018

This Supplement, dated January 25, 2018, amends and supplements the definitive proxy statement of Helios and Matheson Analytics Inc. (the “Company”), dated January 12, 2018 (the “proxy statement”), and is furnished to the holders of shares of the Company’s common stock in connection with the solicitation of proxies on behalf of the board of directors of the Company for the Company’s Special Meeting of Stockholders to be held on Monday, February 5, 2018 (the “Special Meeting”), or any adjournment or postponement thereof.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

This Supplement, which should be read in conjunction with the proxy statement, amends and supplements the proxy statement to correct the disclosure regarding which proposals are deemed “routine” matters eligible for discretionary voting by banks, brokers and other nominees under the rules of the New York Stock Exchange (“NYSE”). Except as specifically supplemented or amended by the information contained in this Supplement, all information set forth in the proxy statement continues to apply and should be considered in voting your shares of common stock.

Pursuant to the rules of the NYSE, shares of the Company’s common stock held for beneficial owners by a bank, broker or other nominee may, for certain “routine” matters, vote in the discretion of the bank, broker or other nominee if no instructions have been received from the beneficial owner prior to the date specified in the voting instructions provided by the bank, broker or other nominee. The following proposals are deemed “routine” matters under the rules of the NYSE:

to approve an amendment to the Company’s Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company’s common stock from 100 million to 500 million (Proposal 4); and

to approve the adjournment of the Special Meeting, if necessary, to continue to solicit votes on the other proposals if sufficient votes to pass the proposals are not received in time for the Special Meeting (Proposal 5).

Proposals 1, 2 and 3 are not deemed “routine” matters under the rules of the NYSE and accordingly, a bank, broker or other nominee may not vote on such matters without instructions from the beneficial owner.

The proxy statement did not include information about the routine nature of Proposal 4 and Proposal 5 in the section of the proxy statement titled, “Questions and Answers About This Proxy Statement And The Special Meeting.” Therefore, the following questions and answers included at pages 4 and 5 of the definitive proxy statement are revised to indicate that Proposal 4, which asks you to approve an amendment to our Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock from 100 million to 500 million, and Proposal 5, which asks you to approve an adjournment of the Special Meeting to continue to solicit votes, are routine matters that may be voted on by banks, brokers and other nominees.

Q: What happens if I do not cast a vote?

A: If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the proposals at the Special Meeting. Alternatively, if you submit a signed proxy card with no further instructions, the shares represented by that proxy card will be voted as recommended by our Board.

If you are a beneficial owner, your bank, broker or other nominee may vote on Proposals 4 and 5, which are routine matters. However, Proposals 1, 2 and 3 are considered non-routine matters. Therefore, if you are a beneficial owner and you do not instruct your bank, broker or other nominee how to vote with respect to Proposals 1, 2 and 3, your bank, broker or other nominee may not vote on your behalf.

Q: How may my bank, broker or other nominee vote my shares if I fail to provide timely directions?

A: Banks, brokers and other nominees holding shares of common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions from you, your bank, broker or nominee will have discretion to vote your shares on “routine” matters. Therefore, your bank, broker or other nominee may vote your shares on Proposals 4 and 5, which are considered routine matters, in the absence of timely directions from you. However, your bank, broker or other nominee will not have the right to vote your shares on Proposals 1, 2 and 3, which are considered non-routine matters, in the absence of timely directions from you.

In addition, the second sentence under the heading “Vote Required to pass Proposal 4.” on page 27 is deleted in its entirety and replaced with the following sentences: “As this proposal is a “routine” matter, we do not expect any broker non-votes. If you are a beneficial owner, your bank, broker or other nominee may vote on Proposal 4.”

 If you are a beneficial owner and you have not instructed your bank, broker or other nominee how to vote with respect to any of the proposals, your bank, broker or other nominee may exercise its right to vote on your behalf with respect to Proposal 4 and Proposal 5. If you do not want your bank, broker or other nominee to exercise its right to vote on your behalf with respect to Proposal 4 or Proposal 5, please contact your bank, broker or other nominee to submit voting instructions to your bank, broker or other nominee.